UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 14, 2011

Limoneira Company
(Exact name of registrant as specified in its charter)

Delaware	001-34755	77-0260692
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification
of incorporation)		No.)

1141 Cummings Road
Santa Paula, CA 93060
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (805) 525-5541
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1	Registrant’s Business and Operations
Item 1.01	Entry into a Material Definitive Agreement

On November 14, 2011, Limoneira Company (the “Company”) entered into a Second Amendment to Amended and Restated Line of Credit Agreement (the “Amendment”) dated as of December 15, 2008, between the Company and Rabobank, N.A. (“Rabobank”) in order to (i) increase the revolving line of credit from $80,000,000 to the lesser of $100,000,000 or 60% of the appraised value of any real estate pledged as collateral, (ii) amend the interest rate such that the line of credit bears interest at a rate equal to the London Interbank Offered Rate, or LIBOR, plus 1.50% through June 30, 2013 and thereafter at LIBOR plus 1.80%, and (iii) extend the maturity date from June 30, 2013 to June 30, 2018.

The foregoing summary of the Amendment is qualified in its entirety by reference to the text of the Amendment, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Section 8	Other Events
Item 8.01	Other Events

On November 15, 2011, the Company entered into a forward interest rate swap agreement with Rabobank International, Utrecht to fix the interest rate at 4.30% on $40,000,000 of its outstanding borrowings under the Rabobank line of credit beginning on July 1, 2013 until June 30, 2018.  The Company currently has an interest rate swap agreement which locks in the interest rate on $42,000,000 of its outstanding borrowings under the Rabobank line of credit at 5.13% until June 30, 2013.

Pursuant to the terms of the Promissory Note and Loan Agreement dated as of September 23, 2005 between Windfall Investors, LLC, a wholly-owned subsidiary of the Company, and Farm Credit West, FLCA (the “Note”), which terms of such Note permit the modification of the interest rate from time to time, the entire unpaid principal balance of the Note will bear interest at a fixed rate of 3.65% per year for three years as of November 1, 2011.  Previously the entire unpaid principal balance of the Note accrued interest at 6.73% until October 31, 2011 and would have converted to a variable rate on November 1, 2011.

Section 9	Financial Statements and Exhibits
Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1	Second Amendment to Amended and Restated Line of Credit Agreement dated as of November 14, 2011 between the Company and Rabobank

99.1	Press Release dated November 17, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 17, 2011	LIMONEIRA COMPANY

	By:	/s/ Harold S. Edwards
Harold S. Edwards
President and Chief Executive Officer